CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		(212) 836-9608
(561) 912-8270		dsullivan@equityny.com
tony.puleo@bluegreencorp.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2007 THIRD QUARTER RESULTS

Third Quarter 2007 Highlights

•	Bluegreen Resorts Sales Rose 14.4% to Third Quarter Record $149.1 Million
•	Bluegreen Communities Generates $4.5 Million of Field Operating Profit
•	Net Income of $14.0 Million, or $0.45 Per Diluted Share
•	Book Value of $12.04 Per Share

Boca Raton, Fla. – November 5, 2007 – Bluegreen Corporation (NYSE: BXG) , a leading provider of Colorful Places to Live and Play ® , today announced financial results for the three and nine months ended September 30, 2007 (see attached tables).

Total sales in the third quarter of 2007 rose to $180.9 million from $172.5 million in the same period last year, due primarily to record vacation ownership (“Resorts”) sales, partially offset by lower homesite (“Bluegreen Communities”) sales. Bluegreen Resorts and Bluegreen Communities yielded Field Operating Profit (1) of $29.7 million and $4.5 million, respectively, during the third quarter of 2007 (see tables entitled “Supplemental Segment Financial Data”). Net income in the third quarter of 2007 was $14.0 million, or $0.45 per diluted share, as compared to net income of $21.9 million, or $0.71 per diluted share, in the same period last year.

BLUEGREEN RESORTS

Bluegreen Resorts sales increased 14.4% to a third quarter record $149.1 million from $130.3 million in the third quarter of 2006. Higher Resorts sales were primarily attributable to a significant increase in sales to existing Bluegreen Vacation Club® owners from the third quarter of 2006; these sales comprised 42% of Resorts sales for the third quarter of 2007 as compared to 34% of Resorts sales during the comparable prior year period.

(1)	Field operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other income, interest expense, and income taxes.

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Same-resort sales increased, led by sales offices at the Smoky Mountain Preview Center in Sevierville, Tenn., The Falls Village™ resort in Branson, Mo., MountainLoft™ in Gatlinburg, Tenn., and an offsite sales office in Las Vegas. Higher sales were also attributable, to a lesser extent, to the opening of new sales offices at SeaGlass Tower, located in Myrtle Beach, S.C., and at a new resort under development in Williamsburg, Va., as well as a system-wide price increase that went into effect during March 2007.

Results for the third quarter of 2007 also included a gain on sale of notes receivable totaling $19.9 million, which is required by generally accepted accounting principles to be reflected as a $24.2 million increase in Resorts sales with an offsetting $4.4 million contra-revenue amount in sales of notes receivable. This compares to a $21.6 million gain on sales of notes receivable in the third quarter of 2006, reflected as an $18.1 million increase in Resorts sales and $3.5 million of revenue in sales of notes receivable.

In accordance with Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-sharing Transactions" ("SFAS 152"), as of September 30, 2007 approximately $32.9 million and $18.5 million of Resorts sales and profits, respectively, were deferred under SFAS 152 as these contracted sales had not yet met the requirements for revenue recognition. These amounts compare to $37.8 million and $21.0 million of Resorts sales and profits, respectively, which were deferred as of June 30, 2007. Deferred amounts are expected to be recognized in future periods. In addition, SFAS 152 requires that Resorts sales be reduced by estimated uncollectible timeshare notes receivable, which were estimated to be $19.5 million for the third quarter of 2007 and $18.1 million for the third quarter of 2006.

Resorts cost of sales in the third quarter of 2007 was 25.8% as compared to 19.8% in the third quarter of 2006, the result of a higher percentage of Resort sales in relatively higher cost properties. Resorts cost of sales as a percentage of sales for the fourth quarter of 2007 are expected to range between 23% and 26%.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “Bluegreen Resorts offers owners access to a multitude of vacation destinations at a price that fits their budget and with a flexibility that conforms to their individual lifestyle. We believe that Bluegreen’s growing brand recognition, the geographic diversity of our properties, and unwavering commitment to customer service have combined to produce another quarter of record Resorts results. We are continuing to make investments to expand our destination portfolio and are pleased to report that construction is progressing at our newest Resorts in Las Vegas and Williamsburg, both of which are expected to begin accepting guests during 2008.”

Mr. Maloney also noted that Bluegreen consummated two significant financial transactions during the third quarter of 2007. In August 2007, the Company renewed and expanded an existing unsecured revolving line of credit with Wachovia Bank, N.A. In September 2007, Bluegreen completed a private offering and sale of $177.0 million of timeshare loan-backed securities.

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November 5, 2007

BLUEGREEN COMMUNITIES

Sales at Bluegreen Communities declined to $31.7 million from $42.2 million during the same period last year. Bluegreen Communities cost of sales in the third quarter of 2007 was 54.0% compared to 49.7% in the same period one year ago.

Mr. Maloney commented, “Lower sales at Bluegreen Communities reflect the substantial sell-out of several communities that were in active sales during the third quarter of 2006 and the deferral of revenue recognition of $3.4 million of sales contracts in communities that have not yet received final platting approval, partially offset by the commencement of sales at three new Bluegreen Communities subsequent to the third quarter of 2006. This segment of our business continued to operate profitably during the third quarter. In addition to the previously disclosed impact of reduced inventory levels, we believe that Bluegreen Communities sales in certain regions are also being negatively impacted by a generally sluggish residential real estate market. Because of the changing dynamics of this market, we are reviewing the sales and marketing of existing properties and the acquisition of new inventory at Bluegreen Communities. While we are optimistic about new sales and marketing initiatives in this segment, we anticipate that land purchases will only be consummated on a selective basis with a view towards aligning our Bluegreen Communities inventory with current and anticipated market demand. Bluegreen Communities, which comprised 18% of our consolidated sales and 13% of our consolidated Field Operating Profit in the third quarter of 2007, remains an important part of our business, but we expect it to continue to be a smaller component of our consolidated results as we continue to focus on future growth at Bluegreen Resorts.”

As of September 30, 2007, approximately $14.3 million and $6.3 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the communities. These amounts compare to $20.7 million and $8.9 million of sales and profits, respectively, deferred as of June 30, 2007. Therefore, net recognition in the third quarter of 2007 of revenues and profits previously deferred under the percentage of completion method of accounting totaled $6.4 million and $2.6 million, respectively. In the third quarter of 2006, net recognition of revenue and profits previously deferred under the percentage-of-completion method of accounting totaled $4.0 million and $2.2 million, respectively.

OTHER FINANCIAL INFORMATION

Bluegreen’s balance sheet at September 30, 2007 reflected unrestricted cash of $113.1 million, a book value of $12.04 per share, and a debt-to-equity ratio of 1:1.

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Total positive net interest spread (interest income less interest expense) was $5.0 million in the third quarter of 2007 as compared to $6.5 million in the third quarter of 2006. Interest income declined due to the write down of approximately $0.6 million of the carrying value of Bluegreen’s retained interests in notes receivable sold as a result of increased market discount rates, while interest expense rose due to an increase in outstanding debt. Bluegreen increased borrowings on operating lines of credit during the third quarter of 2007 in order to increase its cash on hand.

NINE-MONTH FINANCIAL RESULTS

Total sales for the nine months ended September 30, 2007 increased to $446.2 million from total sales of $436.3 million in the first nine months of 2006. Resorts sales increased 15.4% to $341.5 million from $295.8 million in the comparable period one year ago. Bluegreen Communities sales for the first nine months of 2007 were $104.6 million, a decrease from sales of $140.4 million in the nine-month period ended September 30, 2006. Bluegreen Communities sales in the nine months of 2006 included $7.0 million of revenue related to the bulk sale of land in California on a non-retail basis; there was no such sale in 2007.

Net income for the nine months of 2007 was $23.4 million, or $0.75 per diluted share, as compared to net income of $28.0 million, or $0.90 per diluted share, in the same period last year. Net income for the nine months of 2006 included a cumulative effect of change in accounting principle charge, net of income taxes and minority interest, totaling $4.5 million, or $0.14 per diluted share; there was no such charge in 2007.

CONFERENCE CALL

Bluegreen Corporation will host a conference call on Tuesday, November 6, 2007 at 10:00 am ET to discuss this news release. Interested parties may participate in the call by dialing (866) 770-7125 (Domestic) or (617) 213-8066 (International) and use the code 91727651 approximately 10 minutes before the call is scheduled to begin, and ask to be connected to the Bluegreen conference call. A recorded replay of the call will be available until November 13, 2007. Listeners may dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 62438379 for the replay. In addition, the conference call will be broadcast live over the Internet at Bluegreen’s corporate web site, www.bluegreencorp.com. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation’s web site for approximately 90 days.

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ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With approximately 183,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 4,000 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 55,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE'S list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and profitability and growth and profitability at Resorts and Communities will not occur as anticipated; risks relating to pending or future litigation, claims and assessments; that the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company’s estimates; cost of sales will not be as expected; the Company may be unable to sell notes receivable on satisfactory terms, if at all; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew or replace such lines of credit; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; sales to existing owners will not continue at current levels; deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2007, its Form 10-K/A filed on July 3, 2007 and its Form 10-Q to be filed on or before November 9, 2007.

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BLUEGREEN CORPORATION

Condensed Consolidated Statements of Income

(In 000's, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

REVENUES:

Gross vacation ownership sales	$144,401	$130,291	$355,199	$312,579
Estimated uncollectible VOI notes receivable	(19,504)	(18,078)	(46,098)	(44,000)
Gain on sales of notes receivable (Resort sales portion)	24,228	18,097	32,419	27,252

Vacation ownership sales	149,125	130,310	341,520	295,831
Homesite sales	31,745	42,239	104,646	140,425

Total sales	180,870	172,549	446,166	436,256

Other resort and communities operations revenue	17,255	18,503	47,863	48,790
Interest income	12,341	13,020	34,291	30,692
Sales of notes receivable	(4,377)	3,497	(4,377)	4,049
Other income, net	72	—	—	—

Total operating revenues	206,161	207,569	523,943	519,787

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	38,416	25,741	83,927	64,716
Homesite cost of sales	17,144	20,986	54,670	76,255

Total cost of sales	55,560	46,727	138,597	140,971
Cost of other resort and communities operations	13,789	13,052	38,063	42,769
Selling, general and administrative expenses	104,915	101,893	284,760	264,055
Interest expense	7,348	6,530	18,380	13,362
Other expense	—	1,932	1,125	1,242

Total operating expenses	181,612	170,134	480,925	462,399

Income before minority interest and provision for income taxes	24,549	37,435	43,018	57,388
Minority interest in income of consolidated subsidiary	2,044	2,241	5,311	4,940

Income before provision for income taxes	22,505	35,194	37,707	52,448
Provision for income taxes	8,552	13,287	14,329	19,930

Income before cumulative effect of change in accounting principle	13,953	21,907	23,378	32,518
Cumulative effect of change in accounting principle, net of tax	—	—	—	(5,678)

Minority interest in cumulative effect of change in accounting principle, net of tax	—	—	—	1,184

Net income	$13,953	$21,907	$23,378	$28,024

Income before cumulative effect of change in accounting principle per share:
Basic:	$0.45	$0.72	$0.75	$1.07
Diluted:	$0.45	$0.71	$0.75	$1.04

Cumulative effect of change in accounting principle, per share
Basic:	$—	$—	$—	$(0.15)
Diluted:	$—	$—	$—	$(0.14)

Net income per share:
Basic:	$0.45	$0.72	$0.75	$0.92

Diluted:	$0.45	$0.71	$0.75	$0.90

Weighted average number of common and common equivalent shares:
Basic	31,011	30,547	30,968	30,530

Diluted	31,301	31,053	31,315	31,092

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BLUEGREEN CORPORATION

Supplemental Segment Financial Data

Three- and Nine-Month Periods Ended September 30, 2007 and September 30, 2006

(In 000s, except percentages)

BLUEGREEN RESORTS

	Q3 2007	% of Sales	Q3 2006	% of Sales	YTD 2007	% of Sales	YTD 2006	% of Sales

Gross sales of real estate	$144,401		$130,291		$355,199		$312,579
Estimated uncollectible VOI notes receivable	(19,504)		(18,078)		(46,098)		(44,000)
Gain on sales of notes receivable (Resort sales portion)	24,228		18,097		32,419		27,252

Sales of real estate	149,125	100.0	130,310	100.0	341,520	100.0	295,831	100.0
Cost of sales of real estate	38,416	25.8	25,741	19.8	83,927	24.6	64,716	21.9

Gross profit of real estate	110,709	74.2	104,569	80.2	257,593	75.4	231,115	78.1

Sales of other services	14,400	100.0	15,408	100.0	39,473	100.0	39,363	100.0
Cost of sales of other services	10,689	74.2	9,915	64.3	29,618	75.0	34,451	87.5

Gross profit of other services	3,711	25.8	5,493	35.7	9,855	25.0	4,912	12.5

Selling and marketing expense	77,521	51.9	72,203	55.4	198,933	58.3	180,016	60.9
Field G & A expense	7,233	4.9	6,367	4.9	21,189	6.2	19,364	6.5

Total field operating expense	84,754	56.8	78,570	60.3	220,122	64.5	199,380	67.4

Field operating profit	$29,666	19.9	$31,492	24.2	$47,326	13.9	$36,647	12.4

BLUEGREEN COMMUNITIES

	Q3 2007	% of Sales	Q3 2006	% of Sales	YTD 2007	% of Sales	YTD 2006	% of Sales

Sales of real estate	$31,745	100.0	$42,239	100.0	$104,646	100.0	$140,425	100.0
Cost of sales of real estate	17,144	54.0	20,986	49.7	54,670	52.2	76,255	54.3

Gross profit of real estate	14,601	46.0	21,253	50.3	49,976	47.8	64,170	45.7

Sales of other services	2,855	100.0	3,095	100.0	8,390	100.0	9,427	100.0
Cost of sales of other services	3,100	108.6	3,137	101.4	8,445	100.7	8,318	88.2

Gross profit of other services	(245)	(8.6)	(42)	(1.4)	(55)	(0.7)	1,109	11.8

Selling and marketing expense	7,463	23.5	6,942	16.4	21,935	20.9	21,754	15.4
Field G & A expense	2,344	7.4	3,141	7.5	8,102	7.8	8,041	5.8

Total field operating expense	9,807	30.9	10,083	23.9	30,037	28.7	29,795	21.2

Field operating profit	$4,549	14.3	$11,128	26.3	$19,884	19.0	$35,484	25.3

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BLUEGREEN CORPORATION

Reconciliation of Field Operating Profit to Income Before

Minority Interest and Provision for Income Taxes

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Field operating profit for Bluegreen Resorts	$29,666	$31,492	$47,326	$36,647
Field operating profit for Bluegreen Communities	4,549	11,128	19,884	35,484
Interest Income	12,341	13,020	34,291	30,692
Sale of notes receivable	(4,377)	3,497	(4,377)	4,049
Other income (expense), net	72	(1,932)	(1,125)	(1,242)
Corporate general and administrative expenses	(10,354)	(13,240)	(34,601)	(34,880)
Interest expense	(7,348)	(6,530)	(18,380)	(13,362)

Income before minority interest and provision for income taxes	$24,549	$37,435	$43,018	$57,388

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BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(In 000s)

	September 30, 2007	December 31, 2006
ASSETS	(Unaudited)

Cash and cash equivalents (unrestricted)	$113,071	$49,672
Cash and cash equivalents (restricted)	25,930	21,476

Total cash and cash equivalents	139,001	71,148
Contracts receivable, net	26,512	23,856
Notes receivable, net	159,782	144,251
Prepaid expenses	10,593	10,800
Other assets	23,688	27,465
Inventory, net	398,333	349,333
Retained interests in notes receivable sold	141,713	130,623
Property and equipment, net	97,438	92,445
Goodwill	4,291	4,291

Total assets	$1,001,351	$854,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$20,738	$18,465
Accrued liabilities and other	66,300	49,458
Deferred income	41,641	40,270
Deferred income taxes	99,911	87,624
Receivable-backed notes payable	36,472	21,050
Lines-of-credit and notes payable	174,817	124,412
10.50% senior secured notes	55,000	55,000
Junior subordinated debentures	110,827	90,208

Total liabilities	605,706	486,487

Minority interest	20,013	14,702

Total shareholders’ equity	375,632	353,023

Total liabilities and shareholders’ equity	$1,001,351	$854,212